As filed with the Securities and Exchange Commission on June 25, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Diageo plc

(Exact name of registrant as specified in its charter)

England (State or other jurisdiction of incorporation or organization)	N.A. (I.R.S. Employer Identification No.)

Lakeside Drive, Park Royal
London NW10 7HQ, England

(Address of Principal Executive Offices)

Diageo North America Inc. Savings Plan

Diageo North America Inc. 401(k) Retirement Savings Plan for Union Employees

(Full title of the plan)

Gabriel Bisio
Diageo North America, Inc.
801 Main Street, Norwalk, CT 06851

(Name and address of agent for service)

+1-203-359-7102

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Ordinary Shares, par value 28 101/108 pence per share	1,000,000	$25.01	$25,008,929	$2,866.02

(1)                The ordinary shares, par value 28 101/108 pence per share (the “Ordinary Shares”), of the Registrant may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents four Ordinary Shares. A separate registration statement on Form F-6 was filed with the Securities and Exchange Commission on February 24, 2011 (Registration No. 333-172413) for the registration of ADSs evidenced by American Depositary Receipts issuable upon deposit of Ordinary Shares.

(2)                Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate amount of plan interests being offered or sold pursuant to the Diageo North America Inc. Savings Plan and the Diageo North America Inc.  401(k) Retirement Savings Plan for Union Employees.  No registration fee is payable with respect to such interests, in accordance with Rule 457(h)(2).  Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any number of additional Ordinary Shares as may be offered and issued to prevent dilution resulting from share splits, share dividends, recapitalizations, reorganizations or similar transactions.

(3)                In accordance with Rule 457(h), the maximum offering price per share has been calculated pursuant to Rule 457(c) based upon the average of the high and low price of the ordinary shares on the London Stock Exchange of £15.91 on June 20, 2012. The translation of pounds sterling into U.S. dollars has been made at the closing spot rate for pounds sterling, as reported by Bloomberg at 5pm, New York City time, on June 20, 2012. Offering prices are estimated solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I.  The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement, as required by Rule 428(b) under the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                         Incorporation of Documents by Reference

The following documents previously filed or furnished by Diageo plc (the “Registrant”) with the Commission are incorporated as of their respective dates by reference herein and shall be deemed a part hereof:

(a)                 The Registrant’s Annual Report on Form 20-F for the fiscal year ended June 30, 2011, filed with the Commission on September 13, 2011, pursuant to Section 13(a) of the Exchange Act of 1934, as amended (the “Exchange Act”);

(b)                 The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form F-3 (File No. 333-179426) filed with the Commission on February 8, 2012.

(c)                  The Registrant’s Current Report on Form 6-K furnished to the SEC on February 23, 2012, March 20, 2012 and April 25, 2012, to the same extent as such report were designated on the cover thereof for incorporation by reference into our Registration Statement on Form S-8 (File No. 333-169934) as well as our Current Report on Form 6-K furnished to the SEC on May 3, 2012, May 11, 2012 and May 29, 2012.

(d)                 The Annual Report on Form 11-K for the Registrant’s North America Inc. Savings Plan and the North America Inc.  401(k) Retirement Savings Plan for Union Employees for the year ended December 31, 2011 to be filed concurrently herewith.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Reports on Form 6-K that the Registrant furnishes to the Commission will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K so states that it is incorporated by reference herein.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such document shall not create any implication that there has been no change in the affairs of the Registrant since its date thereof or that the information contained in it is current as of any time subsequent to its date. Any statement contained in such a document shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a subsequent statement contained herein or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. In addition, any statement contained in any such document shall be deemed to be superseded for the purpose of this registration statement to the extent that a discussion contained herein covering the same subject matter omits such statement. Any such statement omitted shall not be deemed to constitute a part of this registration statement.

Item 4.                            Description of Securities

Not applicable.

Item 5.                            Interests of Named Experts and Counsel

Not applicable.

Item 6.                            Indemnification of Directors and Officers

UK law does not permit a company directly or indirectly to indemnify a director of the company, or of an associated company, in connection with any negligence, default, breach of duty or breach of trust by the director in relation to the company of which he is a director unless the indemnity constitutes a “qualifying third party indemnity provision”.  An indemnity will be a “qualifying third party indemnity provision” for the purposes of the Companies Act 2006 (the “UK Companies Act”), provided that it does not indemnify the director against any liability the director incurs:

(a)                 to the company or to an associated company;

(b)                 to pay a criminal fine or a regulatory penalty;

(c)                  in defending criminal proceedings in which the director is convicted;

(d)                 in defending civil proceedings brought by the company, or an associated company, in which judgment is given against the director; or

(e)                  in an unsuccessful application to the Court for relief from liability under the UK Companies Act.

Article 140 of the Registrant’s Articles of Association provides:

“To the extent permitted by the Companies Acts, the company may indemnify any director of the company or of any associated company against any liability and may purchase and maintain for any director of the company or of any associated company insurance against any liability.  No director of the company or of any associated company shall be accountable to the company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the company.”

The relevant sections of the UK Companies Act provide as follows:

232 Provisions protecting directors from liability

(1)                 Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)                 Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)                                  section 233 (provision of insurance),

(b)                                  section 234 (qualifying third party indemnity provision), or

(c)                                   section 235 (qualifying pension scheme indemnity provision).

(3)                 This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)                 Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233 Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234 Qualifying third party indemnity provision

(1)                 Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)                 Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)                 The provision must not provide any indemnity against—

(a)                                 any liability of the director to pay—

(i)            a fine imposed in criminal proceedings, or

(ii)           a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)                                 any liability incurred by the director—

(i)            in defending criminal proceedings in which he is convicted, or

(ii)           in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)          in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)                 The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)                 For this purpose—

(a)                                 a conviction, judgment or refusal of relief becomes final—

(i)            if not appealed against, at the end of the period for bringing an appeal, or

(ii)           if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)                                 an appeal is disposed of—

(i)            if it is determined and the period for bringing any further appeal has ended, or

(ii)           if it is abandoned or otherwise ceases to have effect.

(6)                 The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235 Qualifying pension scheme indemnity provision

(1)                 Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)                 Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)                 The provision must not provide any indemnity against—

(a)                                  any liability of the director to pay—

(i)                                        a fine imposed in criminal proceedings, or

(ii)                                     a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)                                 any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)                 The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)                 For this purpose—

(a)                                 a conviction becomes final—

(i)                                     if not appealed against, at the end of the period for bringing an appeal, or

(ii)                                  if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)                                 an appeal is disposed of—

(i)                                     if it is determined and the period for bringing any further appeal has ended, or

(ii)                                  if it is abandoned or otherwise ceases to have effect.

(6)                 In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

256 Associated bodies corporate

For the purposes of this Part—

(a)                                 bodies corporate are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate, and

(b)                                 companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.

239 Ratification of acts of directors

(1)                 This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2)                 The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3)                 Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

(4)                 Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him.

This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5)                 For the purposes of this section—

(a)                                 “conduct” includes acts and omissions;

(b)                                 “director” includes a former director;

(c)                                  a shadow director is treated as a director; and

(d)                                 in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6)                 Nothing in this section affects—

(a)                                 the validity of a decision taken by unanimous consent of the members of the company, or

(b)                                 any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7)                 This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.

1157 Power of court to grant relief in certain cases

(1)                 If in proceedings for negligence, default, breach of duty or breach of trust against—

(a)                                 an officer of a company, or

(b)                                 a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)                 If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a)                                 he may apply to the court for relief, and

(b)                                 the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)                 Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

The directors and officers of the Registrant and its duly authorized US representative are insured against certain liabilities, including certain liabilities under US securities laws, which they may incur in their capacity as such under a liability insurance policy carried by Diageo plc.

Item 7.                         Exemption From Registration Claimed

Not applicable.

Item 8.                         Exhibits

Exhibit Number		Description

4.1	—	Articles of Association of the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed on October 15, 2009) (Commission File No. 001-10691)

5.1	—	Determination letter of the Internal Revenue Service in connection with the Diageo North America Inc. Savings Plan

5.2	—

Determination letter of the Internal Revenue Service in connection with the Diageo North America Inc. 401(k) Retirement Savings Plan for Union Employees (formerly known as the United Distillers Manufacturing Inc. 401(k) Plan)

5.3	—	Opinion of Slaughter and May on the validity of the securities being registered.

23.1	—	Consent of KPMG Audit Plc

23.2	—	Consent of Slaughter and May (included in Exhibit 5.3)

24.1	—	Power of Attorney (included on signature page)

99.1	—	Diageo North America Inc. Savings Plan

99.2	—	Diageo North America Inc. 401(k) Retirement Savings Plan for Union Employees

Item 9.                           Undertakings

(a)               The undersigned Registrant hereby undertakes:

(1)                                 to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)                                 that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                 to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on June 25,  2012.

DIAGEO PLC

By:	/s/ Paul Tunnacliffe
Name:	Paul Tunnacliffe
Title:	Company Secretary

Pursuant to the requirements of the 1933 Act, the Employee Benefits Administration Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 25, 2012.

North America Inc. Savings Plan

By:	/s/ Gregory Funk
Name: Gregory Funk
Title: Plan Administrator

North America Inc. 401(k) Retirement Savings Plan for Union Employees

By:	/s/ Gregory Funk
Name: Gregory Funk
Title: Plan Administrator

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each Director listed below and Paul Tunnacliffe, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 20, 2012 by the following persons in the capacities indicated:

Name	Title

/s/ PS Walsh	Executive Director
PS Walsh	(Principal Executive Officer)

/s/ Deirdre Mahlan	Executive Director
Deirdre Mahlan	(Principal Financial and Accounting Officer)

/s/ Dr. Franz Humer	Director
Dr Franz Humer

/s/ Lord Mervyn Davies of Abersoch	Director
Lord Mervyn Davies of Abersoch

Director
Peggy Bruzelius

Director
Laurence Danon

/s/ Betsy Holden	Director
Betsy Holden

/s/ Philip Scott	Director
Philip Scott

/s/ Todd Stitzer	Director
Todd Stitzer

/s/ Gabriel Bisio	Authorized U.S. Representative
Gabriel Bisio

EXHIBIT INDEX

Exhibit Number		Description

4.1	—	Articles of Association of the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed on October 15, 2009) (Commission File No. 001-10691)

5.1	—	Determination letter of the Internal Revenue Service in connection with the Diageo North America Inc. Savings Plan

5.2	—

Determination letter of the Internal Revenue Service in connection with the Diageo North America Inc. 401(k) Retirement Savings Plan for Union Employees (formerly known as the United Distillers Manufacturing Inc. 401(k) Plan)

5.3	—	Opinion of Slaughter and May on the validity of the securities being registered.

23.1	—	Consent of KPMG Audit Plc

23.2	—	Consent of Slaughter and May (included in Exhibit 5.3)

24.1	—	Power of Attorney (included on signature page)

99.1	—	Diageo North America Inc. Savings Plan, as amended

99.2	—	Diageo North America Inc. 401(k) Retirement Savings Plan for Union Employees